Exhibit 10.8

LOAN AGREEMENT

by and among

BANKFINANCIAL CORPORATION

FINANCIAL FEDERAL MHC, INC.

and

AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO

DATED AS OF: November 16, 2001

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	4.12	Pending Litigation.	20
	4.13	No Burdensome Agreements.	20
	4.14	No Misstatement.	21
	4.15	Liens.	21
	4.16	Margin Stock.	21
	4.17	Hazardous Materials.	21
	4.18	Collateral.	21
	4.19	Chief Place of Business.	21
	4.20	Other Names.	22
	4.21	Pledged Collateral.	22
	4.22	ERISA.	22
	4.23	Survival of Warranties.	23

5.	AFFIRMATIVE COVENANTS.		23
	5.1	Financial Statements.	23
	5.2	Confidentiality.	24
	5.3	Regulatory Capital.	25
	5.4	Taxes, Assessments, Etc.	25
	5.5	Insurance.	25
	5.6	Inspection.	25
	5.7	Information.	25
	5.8	Maintenance of Existence.	25
	5.9	Compliance with Laws.	26
	5.10	Notice of Defaults.	26
	5.11	Lender’s Closing Costs and Expenses.	26
	5.12	Tangible Equity Capital.	26
	5.13	Primary Capital Ratio.	26
	5.14	Tier 1 Leverage and Risk Based Capital Ratios.	26
	5.15	Non-Performing Assets Ratio.	26
	5.16	Loan Loss Reserve Ratio.	27
	5.17	Net Income.	27
	5.18	Return on Average Assets.	27
	5.19	Compliance Certificate.	27

6.	NEGATIVE COVENANTS.		27
	6.1	Indebtedness.	27
	6.2	Liens.	28
	6.3	Disposal of Assets.	28
	6.4	Mergers or Consolidations.	28
	6.5	Margin Stock.	28
	6.6	Dividends.	29
	6.7	Options.	29
	6.8	Affiliate Transactions.	29
	6.9	Name; Places of Business; Charter Amendments; Plan of Conversion.	29

7.	DEFAULT, RIGHTS AND REMEDIES OF LENDER.		29
	7.1	Defaults.	29

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	7.2	Waiver of Demand.	32

8.	MISCELLANEOUS.		32
	8.1	Waiver.	32
	8.2	Costs and Attorneys’ Fees.	33
	8.3	Reliance by Lender.	33
	8.4	Parties.	33
	8.5	CHOICE OF LAW.	33
	8.6	CONSENT TO JURISDICTION.	33
	8.7	SERVICE OF PROCESS.	34
	8.8	WAIVER OF JURY TRIAL.	34
	8.9	SEVERABILITY.	34
	8.10	Payments Set Aside.	35
	8.11	Section Titles.	35
	8.12	Notices.	35
	8.13	Equitable Relief.	36
	8.14	Indemnification.	36
	8.15	Counterparts.	36

REVOLVING NOTE

SIGNATURE AUTHORIZATION CERTIFICATE

TABLE OF CONTENTS			i

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Execution Copy

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), dated as of November 16, 2001, is entered into by and among BANKFINANCIAL CORPORATION, a federal corporation and a subsidiary savings and loan holding company (the “Borrower”), FINANCIAL FEDERAL MHC, INC., a federally chartered mutual holding company and the parent of Borrower (“Parent”), and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association (the “Lender”).

R E C I T A L S :

A. The Borrower has entered into a Merger Agreement (as hereinafter defined) by and among Borrower, Parent, BFIN Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Borrower, and Success Bancshares, Inc., a Delaware corporation (“Bancorp”).

B. The Merger Agreement provides for the acquisition of Bancorp, and its wholly owned subsidiary, Success National Bank, through a series of transactions.

C. Borrower desires to borrow from Lender an aggregate principal amount of up to Twenty Million Dollars ($20,000,000) consisting of a term loan in the principal amount of Fifteen Million Dollars ($15,000,000) and a line of credit up to a maximum principal amount of Five Million Dollars ($5,000,000).

D. Borrower owns 100% of the issued and outstanding capital stock of BankFinancial, F.S.B., an FDIC-insured federal savings association, consisting of 1000 shares of common stock (the “Bank Shares”).

E. Borrower has agreed to pledge its interest in the Bank Shares to Lender as collateral for the loans, and Parent has agreed to guaranty Borrower’s payment of the loans to Lender.

F. The Lender is willing to lend to the Borrower up to Twenty Million Dollars ($20,000,000) in accordance with the terms, subject to the conditions and in reliance on the representations, warranties and covenants set forth herein and in the other agreements, documents and instruments entered into or delivered in connection with or relating to the loans contemplated in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 General Terms. When used herein, the following terms shall have the following meanings:

“Acquisition” shall mean the series of transactions contemplated in the Merger Agreement including and resulting in the Merger, the dissolution and liquidation of Bancorp into Borrower, the Bank Merger and the actions contemplated in Section 6.1(c) of the Merger Agreement with respect to the Trust Preferred Securities.

“Advance” shall mean an advance under this Agreement made by Lender to Borrower, representing a portion of the Revolving Loan or the Term Loan which shall be either a Prime Rate Advance or a LIBOR Rate Advance .

“Affiliate” shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower, (b) that directly or beneficially owns or holds 5% or more of any class of the voting stock of Borrower, or (c) 5% or more of the voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is owned directly or beneficially or held by Borrower.

“Authorized Officer” shall mean, at any time, an individual whose signature has been certified to Lender on behalf of Borrower pursuant to a Signature Authorization Certificate actually received by Lender at such time and whose authority has not been revoked prior to such time in the manner prescribed in such Signature Authorization Certificate.

“Average Assets” shall have the meaning given to it in subsection 5.17.

“Average Total Assets” shall have the meaning given to it in subsection 5.13.

“Bancorp” shall mean Success Bancshares, Inc., a Delaware corporation and the parent bank holding company for Bancorp Bank.

“Bancorp Bank” shall mean Success National Bank, a national bank that is wholly owned by Bancorp with its main office located at One Marriott Drive, Lincolnshire, Illinois 60069.

“Bank” shall mean BankFinancial, F. S. B., a federally chartered stock savings bank that is wholly owned by Borrower, with its main office located at 21110 South Western Avenue, Olympia Fields, Illinois 60461.

“Bank Merger” shall mean the merger of Bancorp Bank with and into the Bank as described in Section 7.9 of the Merger Agreement, with the Bank being the surviving entity in such merger.

“Bank Shares” shall mean all of the issued and outstanding shares of common stock of the Bank.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which banks in Chicago, Illinois are open for the transaction of banking business and in the case of the borrowing, continuation, conversion, payment or interest rate selection of a LIBOR Rate Advance, on which dealing in Dollars is carried on between banks in the London interbank market.

“Collateral” shall have the meaning assigned to such term in the Pledge Agreement.

“Comptroller” shall mean the Office of the Comptroller of the Currency.

“Current Borrower Subsidiaries” shall mean the Bank, the MergerSub (until such time as the Acquisition is completed), Financial Assurance Services, Inc. (“FAS”), and SXNB Corporation, formerly known as Financial Properties, Inc.(“SXNB”).

“Default” shall mean the occurrence or existence of any one or more of the events described in subsection 7.1 hereof.

“Dollars” and the sign “$” shall mean freely transferable lawful money of the United States.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean, with respect to any Person, any (i) corporation or other business entity which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) partnership, trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; and (iii) solely for purposes of liability under Section 412(c) (11) of the Internal Revenue Code, for the lien created under Section 412(n) of the Internal Revenue Code or for a tax imposed for failure to meet minimum funding standards under Section 4971 of the Internal Revenue Code, member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

“Event of Default” shall mean an event which through the passage of time (e.g., beyond any applicable cure period described in subsection 7.1 hereof) or the giving of notice or both would mature into a Default.

“Financing Agreements” shall mean, collectively, all agreements, instruments and documents, including, without limitation, this Agreement, the Guaranty, the Pledge Agreement, and any loan agreements, notes, guarantees, intercreditor agreements, reimbursement agreements, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, Parent or any other guarantor of any part of the Liabilities and delivered to Lender, together with all agreements, documents and instruments referred to therein or contemplated thereby.

“Fiscal Year” shall mean the fiscal year of Borrower which shall begin on January 1 of each year and end on December 31.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles as in effect on the date hereof and as applied in preparation of the Financial Statements.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial or regulatory or administrative functions of or pertaining to government, including without limitation the FRB, the Comptroller, the FDIC, or the OTS.

“Guaranty” shall mean that certain Guaranty dated as of November 16, 2001 from Parent to Lender, substantially in the form of Exhibit D hereto, as the same may be modified or amended from time to time.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Interest Period” shall mean with respect to any LIBOR Rate Advance, a period of one month or three months, as selected by Borrower in accordance with this Agreement, commencing on a Business Day. Each such Interest Period shall commence on the date a LIBOR Rate Advance is made or continued as a LIBOR Rate Advance, as the case may be, or the date on which an outstanding Advance is converted into a LIBOR Rate Advance, as applicable, and end on (but exclude) the date which numerically corresponds to such date three months thereafter, provided, however, that if there is no such numerically corresponding day in such third succeeding month, such Interest Period shall end on the last Business Day of such third succeeding month. If any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Lender” shall have the meaning given that term in the preamble hereto and shall include Lender’s successors and permitted assigns.

“Leverage Ratio” shall have the meaning given to it in subsection 5.13.

“Liabilities” shall mean all of Borrower’s liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance), arising or existing under this Agreement and the other Financing Agreements.

“LIBOR Base Rate” shall mean, with respect to a LIBOR Advance for the relevant Interest Period, the offered rate for the period equal to or next greater than the Interest Period for U.S. Dollar deposits of not less than $1,000,000.00 as of 11:00 a.m. (City of London, England time) two (2) Business Days prior to the first day of the Interest Period as shown on the display designated as “British Bankers Association Interest Settlement Rates” on Reuters Screen FRDB,

or such other screen as may replace such screen on Reuters for the purpose of displaying such rate. In the event that such rate is not available on Reuters, then such offered rate shall be otherwise independently determined by Lender in its reasonable judgment from an alternate, substantially similar independent source available to Lender or shall be calculated by Lender by a substantially similar methodology as that theretofore used to determine such offered rate.

“LIBOR Rate Advance” shall mean an Advance bearing interest calculated by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, with respect to a LIBOR Advance for the relevant Interest Period, the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Lien(s)” shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage or other encumbrance of any kind or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Material Adverse Effect” shall mean an effect that is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), assets, or results of operations of Parent, Borrower and the Subsidiaries, taken as a whole, or to the Bank, individually.

“Material Subsidiaries” shall mean the Bank and MergerSub (until such time as the Acquisition is completed), and shall also include Financial Assurance Services, Inc. (“FAS”), SXNB Corporation, formerly known as Financial Properties, Inc.(“SXNB”), and any other subsidiary of Borrower now or hereafter existing, but only if the total equity capital of FAS, SXNB and such other subsidiaries exceeds in the aggregate $2,500,000.

“Merger” shall mean the merger of MergerSub with and into Bancorp pursuant to Article II of the Merger Agreement, which provides, among other things that Bancorp will be the surviving corporation.

“MergerSub” shall mean BFIN Acquisition Corporation, a Delaware corporation that is wholly owned by Borrower and was organized by Borrower solely for the purpose of facilitating the Merger.

“Merger Agreement” shall mean the Agreement and Plan of Reorganization dated as of May 21, 2001 by and among Borrower, Parent, MergerSub and Bancorp.

“Multiemployer Plan” shall mean, with respect to any Person, an employee benefit plan defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by such Person or an ERISA Affiliate of such Person.

“Net Income”, with respect to the Bank, shall have the meaning given to it in subsection 5.16.

“Non-Performing Assets” shall have the meaning given to it in subsection 5.14.

“Non-Performing Loans” shall have the meaning given to it in subsection 5.15.

“OTS” shall mean the Office of Thrift Supervision.

“Pension Benefit Guaranty Corporation” shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall mean, with respect to any Person, any employee benefit plan defined in Section 3(3) of ERISA in respect of which such Person or any ERISA Affiliate of such Person is, or at any time within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean that certain Pledge Agreement dated as of November 16, 2001 between Borrower and Lender, substantially in the form of Exhibit C hereto, as the same may be modified or amended from time to time.

“Prime Rate” shall mean a rate per annum equal to the corporate base rate or prime rate of interest (which is not necessarily the lowest rate charged to its customers) announced by Lender or by its parent, Bank One Corporation, from time to time, changing when and as said corporate base rate or prime rate changes. Any change in the Prime Rate shall be effective as of the effective date stated in the announcement by Lender of such change.

“Prime Rate Advance” shall mean an Advance bearing interest calculated by reference to the Prime Rate.

“Regulation D” shall mean Regulation D of the FRB as from time to time in effect and any successor thereto or other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Approvals” shall mean the approval, non-objection or waiver of the OTS, FRB, the U. S. Department of Justice, and any other Governmental Authority having jurisdiction over any aspect of the Acquisition.

“Reserve Requirement” shall mean, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Risk-Weighted Assets” shall have the meaning given to it in subsection 5.13.

“SAIF” shall mean the Savings Association Insurance Fund administered by the FDIC.

“Signature Authorization Certificate” shall mean a certificate substantially in the form attached hereto as Exhibit E now or hereafter executed on behalf of Borrower and delivered to Lender.

“Subsidiary” shall mean any corporation, association, partnership, joint venture or other entity of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), or other equity interests in case of Persons other than corporations, is at the time, directly or indirectly, owned or controlled by Parent.

“Tangible Equity Capital” shall have the meaning given to it in subsection 5.11.

“Termination Date” shall have the meaning given in subsection 1.2.

“Tier 1 Capital” shall have the meaning given to it in subsection 5.13.

“Tier 2 Capital” shall have the meaning given to it in subsection 5.13.

“Tier 1 Capital Ratio” shall have the meaning given to it in subsection 5.13.

“Total Assets” shall have the meaning given to it in subsection 5.12.

“Total Risk Based Capital Ratio” shall have the meaning given to it in subsection 5.13.

“Trust Agreement” shall mean that certain Amended and Restated Trust Agreement among Bancorp, Bankers Trust Company, as property trustee, and Bankers Trust (Delaware), as Delaware trustee, dated as of May 19, 1998, with respect to Success Capital Trust I.

“Trust Preferred Securities” shall mean the preferred securities issued pursuant to the Trust Agreement.

1.2 “Termination Date” shall mean the date which is eighteen months after the date of this Agreement or such earlier date on which the Revolving Credit Commitment shall be terminated or reduced to zero and the Term Loan shall be paid in full in accordance with the terms of this Agreement.

1.3 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP and as used in reports filed with the OTS, FRB, the Comptroller and the FDIC.

1.4 Other Definitional Provisions. Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to any Article, Section, subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. References in this Agreement to any Person shall include such Person’s successors and permitted assigns.

2. CREDIT.

2.1 Line of Credit

(A) Line of Credit Commitment. Subject to the provisions of Section 3 below, and subject to the other provisions and conditions of this Agreement, the Lender shall advance to the Borrower before the Termination Date on a revolving credit basis (such advances being herein referred to, collectively, as the “Revolving Loan”), up to an aggregate principal amount not to exceed $5,000,000 (the “Revolving Credit Commitment”). Each advance to the Borrower under this subsection 2.1(A) shall be in integral multiples of $100,000, subject to subsection 2.8 regarding LIBOR Rate Advances. The Revolving Loan made by the Lender to the Borrower under this subsection 2.1(A) shall be evidenced, in part, by a promissory note of even date herewith in the form attached hereto as Exhibit A (the “Revolving Note”) with the blanks appropriately filled. The Liabilities evidenced by the Revolving Note shall become immediately due and payable as provided in subsection 7.1 hereof, and, without notice or demand, upon the occurrence of the Termination Date.

(B) Repayments and Prepayments.

(i) The aggregate outstanding principal balance of the Revolving Loan shall not at any time exceed the Revolving Credit Commitment. Borrower shall, if at any time any such excess shall arise, promptly pay to Lender such amount for application to the Liabilities as may be necessary to eliminate the excess.

(ii) Borrower may prepay all or any part of the Revolving Loan at any time upon at least three (3) Business Days’ prior irrevocable written notice to Lender of the amount of the principal prepayment, the application as between any LIBOR Rate Advance and Prime Rate Advance and the Business Day for prepayment; provided, further, however, that no prepayment or payment of any LIBOR Rate Advance may be made on any day other than the last day of the Interest Period with respect thereto or if an Event of Default or Default has occurred and is continuing or would occur as a result of such prepayment or payment.

(iii) Borrower will pay to Lender in immediately available funds, at its office at the address specified in subsection 8.12, or such other address as Lender shall specify in writing, all amounts payable to it under the terms of the Revolving Note and all other Liabilities, without any presentation of such Revolving Note. All Liabilities evidenced by the Revolving Note, including the unpaid principal balance of the Revolving Loan, shall become immediately due and payable on the Termination Date.

(iv) Lender may, if it so determines, make notation of each payment of principal on a schedule to the Revolving Note, and it will promptly make such notation if Borrower shall so request. The failure to record any such amount on such schedule, however, shall not limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Note. Lender may also, if it so determines, make notation on the face of the Revolving Note or elsewhere of any modification, amendment, alteration, guaranty or assumption of the Revolving Note.

(v) If any payment to be made by Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless said next succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day), and such extension of time shall be included in computing any interest in respect of such payment.

(C) Commitment Fee. Borrower shall pay to Lender a commitment fee in the amount of one-quarter of one percent (0.25%) per annum on the average daily unused portion of the Revolving Credit Commitment, commencing on February 15, 2002. Such fee shall be payable quarterly in arrears not later than the last day of each March, June, September and December, for the three month period then ending, with the first such payment to occur on March 31, 2002, and on termination of this Agreement.

2.2 Term Loan Facility.

(A) Term Loan. Subject to the provisions of Section 3 below, Lender agrees, immediately following the execution of this Agreement, to extend to Borrower a term loan in the principal amount of $15,000,000 (the “Term Loan”). The Term Loan shall be evidenced, in part, by and shall be repayable in accordance with the terms of a note (the “Term Note”) in the form attached hereto as Exhibit B with the blanks appropriately filled.

(B) Mandatory Payments and Prepayments.

(i) Borrower shall pay the principal portion of the Term Loan on the Termination Date. Except as otherwise provided in subsection 2.4 with respect to LIBOR Rate Advances, Borrower shall pay interest on the outstanding principal amount of the Term Loan in quarterly installments, in arrears, on the last day of each March, June, September and December, for the three month period then ending, with the first such payment to occur on March 31, 2002. All Liabilities evidenced by the Term Note, including the unpaid principal balance of the Term Loan, shall become immediately due and payable on the Termination Date.

(ii) Borrower may prepay all or any part of the Term Loan at any time upon at least three (3) Business Days’ prior irrevocable written notice to Lender of the amount of the principal prepayment, the application as between any LIBOR Rate Advance and Prime Rate Advance and the Business Day for prepayment; provided, however, that no payment of any LIBOR Rate Advance may be made on any day other than the last day of the Interest Period with respect thereto or if an Event of Default or Default has occurred and is continuing or would occur as a result of such payment, and any partial prepayment shall be in an aggregate minimum amount of $100,000 or an integral multiple thereof.

(iii) Borrower will pay to Lender in immediately available funds, at its office at the address specified in subsection 8.12, or such other address as Lender shall specify in writing, all amounts payable to it under the terms of the Term Note and all other Liabilities, without any presentation of such Term Note. Lender may, if it so determines, make notation of each payment of principal on the Term Note, and it will promptly make such notation if Borrower shall so request. The failure to record any such amount on such schedule, however, shall not limit or otherwise affect the obligations of Borrower hereunder or under the Term Note. Lender may also, if it so determines, make notation on the face of the Term Note or elsewhere of any modification, amendment, alteration, guaranty or assumption of the Term Note.

2.3 Borrower’s Loan Account. Lender may maintain a loan account (the “Loan Account”) on its internal data control systems in which shall be recorded (i) all loans and advances made by Lender to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all such loans and advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in Borrower’s Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time.

2.4 Interest. Borrower shall pay to Lender interest on the outstanding principal balance of (i) Prime Rate Advances at a fluctuating rate per annum equal to the Prime Rate as from time to time in effect, minus one half of one percent (0.50%), and (ii) LIBOR Rate Advances, during each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate for such Interest Period plus two percent (2.00%), it being expressly understood and agreed that interest with respect to any LIBOR Rate Advance shall be computed by charging interest for the first day in the applicable Interest Period but not for the last day in such Interest Period; provided, however, that following the occurrence and during the continuance of a Default, Borrower shall pay to Lender interest from the date of such Default at the rate set forth above for each of the Liabilities plus an additional three percent (3.00%) per annum on the outstanding principal balance of the Liabilities. Interest in respect of Liabilities other than LIBOR Rate Advances shall be payable (i) quarterly in arrears not later than the last calendar day of each quarter, (ii) on the termination of this Agreement, and (iii) upon and during the continuance of a Default and after maturity, as provided above or, if sooner, upon demand of Lender. Interest in respect of LIBOR Rate Advances shall be payable (i) at the end of the applicable Interest Period, (ii) on the termination of this Agreement and, (iii) upon and during the continuance of a Default and after maturity, as provided above or, if sooner, upon demand of Lender. Interest under this Agreement shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.5 Use of Proceeds. The proceeds of the Revolving Loan shall be used for Borrower’s general corporate purposes. The proceeds of the Term Loan shall be used to finance the Acquisition.

2.6 Term of this Agreement. This Agreement shall terminate (except for provisions which are stated by their terms to survive such termination) upon payment and performance in full of the Term Loan, upon termination of the Revolving Credit Commitment and payment and performance in full of the Revolving Loan, and upon payment and performance in full of all other Liabilities and termination of all other Financing Agreements.

2.7 Loan Types. The Revolving Loan and the Term Loan shall consist of either Prime Rate Advances or LIBOR Rate Advances (the “Types of Advances”), as duly requested by Borrower pursuant to this Agreement. In addition, at any time prior to the occurrence of a Default or an Event of Default, Borrower may request with respect to the Revolving Loan and the Term Loan the continuation of a LIBOR Rate Advance or the conversion of any Advance from one Type of Advance to another pursuant to this Agreement; provided, that continuations and conversions of all or any portion of a LIBOR Rate Advance may be made only as of the last date of the Interest Period applicable thereto; and provided, further such continuation or conversion would not violate any other provisions of this Agreement.

2.8 Method of Requesting LIBOR Rate Advances, Conversions and Continuations. LIBOR Rate Advances, continuations of LIBOR Rate Advances and conversions of any Prime Rate Advance to a LIBOR Rate Advance with respect to the Revolving Loan and the Term Loan, may be made upon irrevocable written notice (in substantially the form of Exhibit G hereto) given to Lender by Borrower no later than 12:00 noon, Chicago time, three (3) Business Days prior to the commencement of the Interest Period applicable thereto. In each such notice, Borrower shall specify the amount of the Advance to be so continued or converted, and the first and last day of the Interest Period, each of which shall be a Business Day. In the event that a Prime Rate Advance is to be converted into a LIBOR Rate Advance or a LIBOR Rate Advance is continued or converted into another LIBOR Rate Advance, such conversion or continuation shall be automatic on the date specified by Borrower. LIBOR Rate Advances shall automatically continue as LIBOR Rate Advances at the end of the applicable Interest Period unless Borrower gives the requisite notice in accordance with procedures set forth above to convert the same to Prime Rate Advances. Borrower shall not be entitled to request, convert to or continue a LIBOR Rate Advance if the provisions of this Agreement would require Borrower to repay or prepay any portion of such LIBOR Rate Advance prior to the end of the Interest Period applicable to such LIBOR Rate Advance.

(i) Each notice described in this subsection 2.8 shall be given by an Authorized Officer of Borrower either by telephone (but only if Lender so permits in its sole discretion), telecopy, telex, or cable, and, if by telephone promptly confirmed in writing, which shall be irrevocable by and binding on Borrower.

(ii) Lender shall be entitled to rely conclusively on each Authorized Officer’s authority to convert or continue Advances on behalf of Borrower. Lender shall have no duty to verify the authenticity of the signature appearing on any notice or other writing delivered pursuant to this subsection 2.8 and, with respect to an oral request for the conversion or continuation of an Advance, Lender shall have no duty to verify the identity of any individual representing himself as an Authorized Officer. Lender shall not incur any liability to Borrower as a result of acting upon any telephonic notice referred to in this subsection 2.8 which notice Lender believes in good faith to have been given by an Authorized Officer or other individual authorized to convert or continue an Advance on behalf of Borrower or for otherwise acting in good faith under this subsection 2.8 and, upon the conversion or continuation of an Advance by Lender in accordance with this Agreement, pursuant to any such telephonic notice, Borrower shall be deemed to have or converted or continued such Advance hereunder.

2.9 Determination of Interest Period. By giving notice as set forth in subsection 2.8 with respect to a LIBOR Rate Advance or with respect to a conversion into or continuation of a LIBOR Rate Advance, Borrower shall, subject to the other provisions of this Section 2, specify the applicable Interest Period. The determination of the Interest Period shall be subject to the following provisions:

(i) the initial Interest Period for any LIBOR Rate Advance shall commence on the date of such LIBOR Rate Advance which shall be a Business Day and each Interest Period (if any) occurring thereafter for such LIBOR Rate Advance shall commence on the day on which the next preceding Interest Period for such LIBOR Rate Advance expires;

(ii) there shall be no more than five (5) Interest Periods in effect with respect to the Revolving Loan and the Term Loan at any one time; and

(iii) no Interest Period may be selected which expires more than ninety (90) days after the Termination Date.

Notwithstanding the obligation of Borrower to send written confirmation of any notice given pursuant to subsection 2.8 of this Agreement made by telephone, in the event that Lender agrees to accept such notice made by telephone, such notice shall be binding on Borrower whether or not written confirmation is sent by Borrower or requested by Lender. Lender may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic notice believed by Lender in good faith to be from Borrower or its Authorized Officer. Lender’s records of the terms of any telephonic notices given pursuant to subsection 2.8 of this Agreement shall be conclusive on Borrower in the absence of gross negligence or willful misconduct on the part of Lender in connection therewith.

2.10 Additional Costs, Etc. With Respect to LIBOR Rate Advances; Indemnification.

(A) If, in the determination of Lender, any applicable “law,” which expression, as used in this subsection 2.10, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any Governmental Authority or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), adopted, becoming effective, or any change in the interpretation or administration thereof, or compliance by Lender maintaining any LIBOR Rate Advance, in each case after the date hereof, shall:

(i) subject Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to LIBOR Rate Advances (other than taxes imposed on or measured by the overall net income of Lender), or

(ii) change the taxation of payments to Lender of principal or interest on or any other amount relating to any LIBOR Rate Advances (other than taxes imposed on or measured by the overall net income of Lender), or

(iii) impose or increase or render applicable any special deposit, assessment, insurance charge, reserve or liquidity or other similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by Lender, or

(iv) impose on Lender any other conditions or requirements with respect to LIBOR Rate Advances,

and the result of any of the foregoing is:

(a) to increase the cost to Lender of making, funding or maintaining its LIBOR Rate Advances, or

(b) to reduce the amount of principal, interest or other amount payable to Lender hereunder on account of LIBOR Rate Advances, or

(c) to require Lender to make any payment or to forego any interest or other sum payable under this Agreement,

then, and in each such case, Borrower will, upon demand made by Lender at any time and from time to time and as often as the occasion therefor may arise, pay to Lender such additional amounts as will be sufficient to compensate Lender for such additional cost, reduction, payment or foregone interest or other sum.

(B) Lender shall not in any event be responsible to Borrower in any way if Lender is not able for any reason beyond its control to quote a LIBOR Rate with respect to any proposed Interest Period. If, on any proposed date of determination of a LIBOR Rate, Lender shall determine (which determination shall be conclusive and binding on Borrower) that it is unable to determine the LIBOR Rate with respect to any proposed Interest Period, Lender shall promptly notify Borrower of such determination. In such event, any then pending notice by Borrower requesting (i) the conversion of any Prime Rate Advance to a LIBOR Rate Advance or continuation of any LIBOR Rate Advance shall be deemed and shall constitute a request for conversion to a Prime Rate Advance and (ii) the making of any LIBOR Rate Advance shall constitute a request for a Prime Rate Advance.

(C) If Lender determines that either maintenance of a LIBOR Rate Advance would violate any applicable law, or that deposits of a type and maturity appropriate to match fund any LIBOR Rate Advance do not accurately reflect the cost of making or maintaining such a LIBOR Rate Advance, then Lender shall suspend the availability of LIBOR Rate Advances so long as any such condition exists, and all affected LIBOR Rate Advances outstanding shall be immediately repaid upon notice to Borrower from Lender to do so or at Lender’s election converted to Prime Rate Advances without further action by Borrower.

2.11 Indemnification for Losses. Without limiting any of the other provisions of this Agreement, Borrower will, on demand by Lender, at any time and from time to time and as often as the occasion therefor may arise, indemnify Lender against any losses, costs or expenses which Lender at any time or from time to time sustains or incurs with respect to LIBOR Rate Advances as a consequence of:

(A) the failure by Borrower to borrow, convert to or continue any LIBOR Rate Advance on the date of borrowing, conversion or continuation designated by Borrower, or

(B) the failure by Borrower to pay, punctually on the due date thereof, any amount payable by Borrower under this Agreement, or

(C) the accelerated payment of Borrower’s obligations under this Agreement as a result of a Default, or

(D) any voluntary or mandatory repayment or voluntary or mandatory prepayment of any principal of any LIBOR Rate Advance on a date other than the last day of the Interest Period relating to the principal so repaid or prepaid or so converted.

Such losses, costs or expenses will include, but will not be limited to, the reimbursement for any loss, expense or cost in liquidating or employing deposits acquired to fund any affected LIBOR Rate Advance.

2.12 Taxes.

(A) Any and all payments by Borrower hereunder with respect to the Revolving Loan and the Term Loan which are made to or for the benefit of Lender shall be made without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature, penalties, interest and all other liabilities with respect thereto (“Taxes”), excluding taxes imposed on Lender’s net income or capital and franchise taxes imposed on it by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If Borrower or Lender shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder, or the Revolving Loan, the Revolving Note, the Term Loan or the Term Note, or any Person who acquires any interest in this Agreement, the Revolving Note, the Revolving Loan, the Term Loan or the Term Note pursuant to the provisions hereof, or Lender changes the office in which the Revolving Loan or the Term Loan is made, accounted for or booked (any such Person or Lender in that event being referred to as a “Tax Transferee”), (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this subsection 2.12) Lender or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(B) In addition, Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Financing Agreements, (ii) from the transfer (including without limitation any participation) of the rights of Lender under any Financing Agreements to any transferee, or (iii) from the execution or delivery by Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Lender of its rights under, any and all Financing Agreements (hereinafter referred to as “Other Taxes”).

(C) Borrower will indemnify Lender and any Tax Transferee for the full amount of (i) Covered Taxes imposed on or with respect to amounts payable hereunder, and (ii) Other Taxes, and any liability (including penalties, interest and expenses) to the extent arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Lender or such Tax Transferee provides Borrower with a certificate, certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by Lender or such Tax Transferee to Borrower shall, absent manifest error, be final, conclusive and binding on all parties.

(D) Within 30 days after having received a receipt for payment of Covered Taxes or Other Taxes, Borrower will furnish to Lender, at its address referred to in subsection 8.12, the original or a certified copy of a receipt evidencing payment thereof.

(E) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in subsections 2.10, 2.11 and 2.12 shall survive the payment in full of the Liabilities and termination of this Agreement.

2.13 Capital Adequacy. If either (i) the introduction of or any change in or in the interpretation of any law or (ii) compliance by Lender with any guideline or request from any central bank or Governmental Authority (whether or not having the force of law) (a) affects or would affect the amount of capital required or expected to be maintained by Lender and Lender determines that the amount of such capital is increased by or based upon the existence of the LIBOR Rate Advances then, upon demand by Lender, Borrower shall immediately pay to Lender from time to time as specified by Lender additional amounts sufficient to compensate Lender in light of such circumstances, to the extent that Lender determines such increase in capital to be allocable to the existence of LIBOR Rate Advances or (b) has or would have the effect of reducing the rate of return on the capital or assets of Lender or any Person controlling Lender as a consequence of, as determined by Lender in its sole discretion, the existence of Lender’s commitments or obligations under this Agreement or any of the other Financing Agreements, then, upon demand by Lender, Borrower immediately shall pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender in light of such circumstances. The obligations of Borrower under this subsection 2.13 shall survive payment of the Liabilities and termination of this Agreement.

2.14 Certificate. A certificate signed by an officer of Lender, setting forth any additional amount required to be paid by Borrower to Lender under any provision of subsections 2.10, 2.11, 2.12 and 2.13 and the computations made by Lender, to determine such additional amount, shall be submitted by Lender to Borrower in connection with each demand made at any time by Lender upon Borrower under any of such provisions. Such certificate, in the absence of manifest error, shall be conclusive as to the additional amount owed.

2.15 Collateral. As collateral security for the Liabilities, the Borrower shall grant to Lender a security interest in the Bank Shares pursuant to the terms of a Pledge and Security Agreement between Borrower and Lender in the form attached hereto as Exhibit C.

2.16 Guaranty. Parent shall guaranty the payment of the Liabilities pursuant to the terms of a Guaranty Agreement entered into between Parent and Lender in the form attached hereto as Exhibit D.

3. CONDITIONS

(A) Conditions to Advances. Notwithstanding any other provisions contained in this Agreement, the making of the initial Term Loan and the initial Advance under the Revolving Credit Commitment, and each other Advance, the continuation of any LIBOR Rate Advance and the conversion of any Prime Rate Advance to a LIBOR Rate Advance shall be conditioned upon the following, both before and after giving effect thereto, in each case to the satisfaction of Lender (and each request for an Advance or continuation or conversion of an Advance shall constitute a representation and warranty by each of Borrower and Parent that on the date of such Advance, continuation or conversion, both immediately before and after giving effect thereto, all of the following statements are true and correct and all of the following conditions have been satisfied):

(i) Notice. As to any LIBOR Rate Advance (including, without limitation, the continuation of any LIBOR Rate Advance and the conversion of a Prime Rate Advance to a LIBOR Rate Advance), the Lender shall have received written notice of the type required by subsection 2.8 within the time period required by subsection 2.8; and (ii) as to any Prime Rate Advance, the Lender shall have received by 12:00 Noon (Chicago time) on the date such advance is to be made a written request (or telephonic request promptly confirmed in writing) from an Authorized Officer of the Borrower for such an advance specifying the principal amount thereof. In addition prior to continuing or converting any Advance, Lender shall have received notice as required by subsection 2.8 hereof within the time period required by subsection 2.8 and copies of all other documents required to be delivered to Lender under subsection 5.1 hereof.

(ii) Financial Condition. No material adverse change, as determined by Lender in its sole discretion, in the financial condition or operations of Parent, Borrower, Bank or any other Material Subsidiary shall have occurred (A) at any time or times subsequent to the most recent annual financial statements provided pursuant to subsection 5.1 hereof, and (B) prior to the receipt of the first of such statements, at any time subsequent to December 31, 2000.

(iii) No Default. There shall not have occurred and be continuing any Default or Event of Default.

(iv) Representations and Warranties True and Correct. The representations and warranties of each of Borrower and Parent contained in this Agreement and in the other Financing Agreements to which Borrower or Parent is a party shall be true and correct in all material respects on and as of the date of the initial funding of the Term Loan, the making of any Advance and the continuation of a LIBOR Rate Advance or the conversion of a Prime Rate Advance to a LIBOR Rate Advance, as the case may be, as though made on and as of such date.

4. WARRANTIES.

Borrower and Parent jointly and severally represent and warrant as follows:

4.1 Organization.

(A) Each of Borrower and Parent is a corporation duly organized, validly existing and in good standing under the laws of the United States and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Each of Borrower and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified except where the failure to so qualify would not have a Material Adverse Effect. Each of Borrower and Parent has all requisite corporate power and authority to enter into this Agreement and the Financing Agreement to which it is a party and, upon the receipt of all Regulatory Approvals, to consummate the Acquisition. Parent is a federally chartered mutual holding company and is duly registered as a mutual savings and loan holding company under HOLA and the rules and regulations of the OTS thereunder. Borrower is a subsidiary savings and loan holding company and is duly registered as a savings and loan holding company under HOLA and the rules and regulations of the OTS thereunder. The Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States and its deposits are insured by the FDIC through the SAIF to the full extent permitted under the Federal Deposit Insurance Act, as amended. The Bank is a “qualified thrift lender,” as that term is used in Section 10(m) of HOLA. To the extent applicable, the Bank is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified.

(B) Borrower is a wholly owned Subsidiary of Parent. All of the outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid and non-assessable and are owned by Parent free and clear of all pledges, liens, security interests, charges and encumbrances. None of the outstanding shares of capital stock of Borrower has been issued in violation of any shareholder’s preemptive rights. There are no outstanding options, rights, or warrants obligating the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock. Parent has no direct or indirect Subsidiaries other than Borrower and the Current Borrower Subsidiaries. As of the date of this Agreement, Borrower has no direct or indirect Subsidiaries other than the Current Borrower Subsidiaries. Each of the Current Borrower Subsidiaries is wholly owned by either the Borrower or the Bank. Each Current Borrower Subsidiary other than the Bank is a duly organized and validly existing corporation in good standing under the laws of the State of Illinois or Delaware, with corporate power and authority to own, operate and lease its assets and properties, and carry on its business substantially as it has been and is now being conducted.

(C) Borrower, Parent and the Subsidiaries have made payment of all franchise and similar taxes and in all jurisdictions, except for any such taxes: (i) which are not yet due and payable, (ii) where the failure to pay such taxes will not have a Material Adverse Effect, (iii) the validity of which is being contested in good faith by appropriate proceedings diligently conducted, and (iv) for which proper reserves have been set aside on the books of Borrower, Parent and the Subsidiaries.

(D) Schedule 4.1 correctly sets forth: (a) all states in which Borrower, Parent or Bank conducts its businesses, except for such states where the failure to qualify to do business as a foreign corporation would not have a Material Adverse Effect; (b) all direct or indirect Subsidiaries of Parent and Borrower; and (c) each class of stock of each of Parent and Borrower, together with the issued and outstanding shares of each class and the ownership thereof. All of the Bank Shares are duly authorized, validly issued, fully paid and non-assessable. The Bank Shares are owned by Borrower free and clear of all pledges, liens, security interests, charges and encumbrances, except for the pledge in favor of Lender pursuant to the Pledge Agreement. None of the Bank Shares have been issued in violation of any shareholder’s preemptive rights. There are no outstanding options, rights, or warrants obligating the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock.

4.2 Financial Statements. Borrower has delivered to Lender copies of the (A) consolidated financial statements of Parent, Borrower, and the Subsidiaries as of and for the year or other period ending December 31, 2000, audited by its certified public accountants; (B) the unaudited consolidated statements of Parent, Borrower, and the Subsidiaries as of and for the nine month period ending September 30, 2001; and (C) unaudited statements for Borrower and Bank, on an unconsolidated basis as of and for the nine month period ending September 30, 2001 (collectively, the “2000 Statements”). All of these financial statements are true and correct, are in accordance with the respective books of account and records of such Persons and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly and accurately present the financial condition of such Persons and their assets and liabilities and the results of their operations as of such date. Since December 31, 2000, there has been no material adverse change in the financial condition, business, properties or operations of Borrower, Parent or any of the Material Subsidiaries. In addition, Borrower has delivered to Lender copies of the reports of condition and income (hereinafter referred to as “call reports”) filed by the Bank for the period ending December 31, 2000, and copies of H-(b)11 Reports filed by Parent and Borrower for the period ending September 30, 2001 (such call reports and H-(b)11 Reports, together with the 2000 Statements, the “Financial Statements”). Each of such reports filed by Parent, Borrower, or the Bank with any Governmental Authority is true and correct and is in accordance with the respective books of account and records of Borrower, Parent and the Bank, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents in all material respects the financial condition of Borrower, Parent and the Bank and their respective assets and liabilities and the results of their respective operations as of such date. The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower, Parent and the Subsidiaries in accordance with GAAP. Neither Borrower nor Parent nor any of the Subsidiaries has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Financial Statements.

4.3 Transaction is Legal and Authorized. The Term Loan and each Advance under the Revolving Note, the execution and delivery of this Agreement and the other Financing Agreements and compliance by Borrower and Parent with all of the provisions of this Agreement and of the other Financing Agreements are within the corporate and other powers of Borrower and Parent. This Agreement and the other Financing Agreements have been duly authorized, executed and delivered by each of Borrower and Parent that is a party thereto and each of this Agreement and the other Financing Agreements is the legal, valid and binding obligation of each of Borrower and Parent that is a party thereto, enforceable against such Persons in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and general principles of equity.

4.4 No Defaults or Restrictions. Neither the execution and delivery of any of the Financing Agreements nor compliance with their terms and conditions will conflict with or result in breach of, or constitute a default under, any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, corporate charter, bylaw or any other agreement or instrument to which Borrower, Parent or any of the Subsidiaries is now a party or by which any of them or any of their properties may be bound or affected, or any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Authority, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower, Parent or any of the Subsidiaries under the terms or provisions of any of the foregoing. Neither Borrower nor Parent nor any of the Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower, Parent or any of the Subsidiaries is a party or by which, Parent or any of the Subsidiaries or any of their respective properties may be bound or affected.

4.5 Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with, or in contemplation of, the execution, delivery or performance of this Agreement or any of the other Financing Agreements, which have not been obtained or filed.

4.6 Taxes. Borrower, Parent and each of the Subsidiaries have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made provision for the payment of, all material taxes which have become due pursuant to said returns or to any assessment received by Borrower, Parent or any of the Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. Neither Borrower nor Parent is aware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service or any other taxing authority with respect to any tax liability of Borrower, Parent or any of the Subsidiaries, except as disclosed on Schedule 4.6.

4.7 Compliance with Law. Borrower, Parent and each of the Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure would not have a Material Adverse Effect.

4.8 Restrictions. Neither Borrower nor Parent nor any of the Subsidiaries is a party, nor is bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction which would have a Material Adverse Effect.

4.9 No Material Adverse Change. There has been no material adverse change to the business, operations, properties or assets of Borrower, Parent or any of the Material Subsidiaries since September 30, 2001.

4.10 Reserve for Possible Loan and Lease Losses. The reserve for possible loan and lease losses shown on the September 30, 2001 call report of the Bank is adequate in all respects to provide for the Bank’s possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contains an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate based upon generally accepted safe and sound banking practices.

4.11 Regulatory Enforcement Actions. Except for certain post-closing requirements set forth in the approval order for the Acquisition, which order is attached hereto as Exhibit H, none of Borrower, Parent, any of the Subsidiaries or any of their respective officers or directors is now operating under any currently effective written restrictions agreed to by Borrower, Parent or any of the Subsidiaries, or agreements, memoranda, or written commitments by Borrower, Parent or any of the Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

4.12 Pending Litigation. Except as otherwise stated in Schedule 4.12, neither Borrower nor Parent nor any of the Subsidiaries is party to or has received notice of any actions, suits, proceedings or written agreements pending, nor, to the best knowledge of each of Borrower and Parent, have any such actions, suits, proceedings or written agreements been threatened or proposed, against Borrower, Parent or any of the Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign which are reasonably likely to have a Material Adverse Effect; and neither Borrower nor Parent nor any of the Subsidiaries is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.

4.13 No Burdensome Agreements. Except for the Financing Agreements, neither Borrower nor Parent nor any of the Material Subsidiaries is a party to any agreement, instrument or undertaking or subject to any other restriction: (a) which presently has a Material Adverse Effect or (b) under or pursuant to which Borrower, Parent or any of the Material Subsidiaries is or will be required to place (or under which any other Person may place) a Lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand, except for tax liens with respect to real estate taxes not yet due and payable and liens on assets of the Bank created in the ordinary course of the Bank’s business, consistent with safe and sound banking practices and applicable laws and regulations.

4.14 No Misstatement. No information, exhibit, report or document furnished by Borrower, Parent or any of the Subsidiaries to Lender in connection with the negotiation or execution of this Agreement or any of the other Financing Agreements contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, all as of the date when furnished to Lender.

4.15 Liens. Except for liens permitted under subsection 6.2, all property and interests in property of each of Borrower, Parent and the Material Subsidiaries is and will continue to be owned by each of Borrower, Parent and the Material Subsidiaries, has been fully paid for and is free and clear of all Liens.

4.16 Margin Stock. Borrower does not own any “margin security” as such term is defined in Regulation G of the Board of Governors of the Federal Reserve System and none of the loans advanced or other credit provided to Borrower hereunder will be used for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin security or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

4.17 Hazardous Materials. Neither Borrower nor the Bank is in violation of any applicable statute, regulation, ordinance or policy of any governmental entity relating to the ecology, human health, safety or the environment and no Hazardous Material (as defined in this Section 4.17) is located on any real property owned or leased by the Borrower or the Bank or has been discharged from or to, or penetrated into, any real property (or surface or subsurface rivers or streams crossing or adjoining any real property) owned or leased by Borrower, Bank or the aquifer underlying any real property owned or leased by Borrower or the Bank, except insofar as the fines, penalties, liabilities and damages that could result therefrom in the aggregate would not have a Material Adverse Effect. “Hazardous Material” as used herein means any asbestos, polychlorinated byphenyls and petroleum products, solid wastes, ureaformaldehyde, discharges of sewer or effluent, paint containing lead and any other hazardous or toxic material, substance or waste which is defined, determined or identified by those or similar terms or is regulated as such under any statute, law, ordinance, rule or regulation or by any local, state or federal authority (whether as the result of any judicial or administrative interpretation of any such statute, law, ordinance, rule or regulation or otherwise) including, but not limited to, any material, substance or waste which is a hazardous substance within the meaning of 33 U.S.C. §125 1 et seq., as amended, or 42 U.S.C. §9601 et seq., as amended, or is a hazardous waste within the meaning of 42 U.S.C. §6901 et seq., as amended.

4.18 Collateral. All of the Collateral, except for liens of current taxes not yet due and payable and as set forth on Schedule 6.2, and other property and interests in property of Borrower is and will continue to be owned by Borrower, has been fully paid for and is free and clear of all Liens.

4.19 Chief Place of Business. As of the execution hereof, the principal place of business, the chief executive office and designated domicile of Borrower is located at the location identified in subsection 8.12. If any change in any such location occurs, Borrower promptly shall notify Lender thereof in accordance with subsection 6.9 hereof.

4.20 Other Names. Borrower has not used any partnership, corporate, company or fictitious name other than “Financial Equity, Inc.” and “BankFinancial Corporation” to conduct material business activities.

4.21 Pledged Collateral. The Bank Shares have been duly authorized and validly issued and are fully paid and non-assessable. Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien or option, except for the security interest created by the Pledge Agreement. The pledge of the Bank Shares pursuant to the Pledge Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Liabilities. Except for Regulatory Approvals already obtained, no consent of any other Person and no authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required (i) for the pledge by Borrower of the Collateral pursuant to the Pledge Agreement or for the execution, delivery or performance of the Pledge Agreement by Borrower, (ii) for the perfection or maintenance of the security interest created thereby (including the first priority nature of such security interest) or (iii) for the exercise by Lender of the voting or other rights provided for in the Pledge Agreement or the remedies in respect of the Collateral pursuant to the Pledge Agreement (except as may be required in connection with any disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally). The Bank Shares constitute one hundred percent (100%) of the issued and outstanding shares of common stock of the Bank.

4.22 ERISA. Neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to any Plan other than a Plan listed on Schedule 4.22 attached hereto. Each Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be so qualified and each trust related to any such Plan has been determined to be exempt from federal income tax under Subsection 501(a) of the Internal Revenue Code. Neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to any employee welfare benefit plan within the meaning of Subsection 3(1) of ERISA which provides lifetime medical benefits to retirees. Each Plan has been administered in all material respects in accordance with its terms and the terms of ERISA, the Internal Revenue Code and all other statutes and regulations applicable thereto. Neither Borrower nor any ERISA Affiliate of Borrower has breached any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan. No accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code) exists in respect to any Benefit Plan. Neither Borrower nor any ERISA Affiliate of Borrower nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code, or (ii) has taken any action which would constitute or result in a Termination Event with respect to any Plan. Neither Borrower nor any ERISA Affiliate of Borrower has incurred any material liability to the PBGC which remains outstanding. Neither Borrower nor any ERISA Affiliate of Borrower has (i) failed to make a required contribution or payment to a Multiemployer Plan, or (ii) made or expects to make a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan for which Borrower or any ERISA Affiliate of Borrower has any material liability. Neither Borrower nor any ERISA Affiliate of Borrower has failed to make a required installment under Subsection (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate of Borrower is required to provide security to a Plan under Section 401(a) (29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. The present value of the benefits of each Benefit Plan of Borrower and each ERISA Affiliate of the Borrower as of the last day of the year for such plan, as determined by such Benefit Plan’s independent actuaries, does not exceed the aggregate value, as determined by such actuaries, of all assets under such Benefit Plan. Borrower is not required to contribute to any Multiemployer Plan except as set forth on Schedule 4.22 hereto.

4.23 Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement.

5. AFFIRMATIVE COVENANTS.

Borrower and Parent hereby jointly and severally covenant and agree that, so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

5.1 Financial Statements. Borrower shall furnish and deliver to Lender:

(i) as soon as available, but in any event not more than ninety (90) days after the close of each Fiscal Year of each of Borrower, consolidated audited financial statements for Parent, Borrower and the Subsidiaries and unaudited financial statements for Borrower on an unconsolidated basis, including in each a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein by independent certified public accountants reasonably acceptable to Lender, with such accountants’ unqualified opinion with respect to such audited financial statements (which opinion shall be accompanied by a letter from the accountants to Lender that expressly acknowledges that Lender intends to rely on such opinion and the financial statements referenced therein);

(ii) as soon as available, but in no event later than forty-five (45) days after the end of each calendar quarter, a copy of: (1) the balance sheet, profit and loss statement, for each of Parent, Borrower and the Subsidiaries, on a consolidated basis, prepared in accordance with GAAP consistently applied (but excluding footnotes as may be required by GAAP); and (2) all financial statements, including, but not limited to, all call reports, filed with any state or federal bank regulatory authority by Parent, Borrower or the Bank;

(iii) to the extent permitted by law, promptly after the same are available, copies of: (A) each annual report, proxy or financial statement or other material report or communication sent by Parent, Borrower or the Bank to the stockholders or members of Borrower, Parent or the Bank, as the case may be; (B) each registration statement which Borrower, Parent or the Bank may file with any Governmental Authority or with any securities exchange; (C) all annual, regular, periodic and special reports which Borrower, Parent or the Bank may file or be required to file with any Governmental Authority or with any securities exchange that relate to the overall financial condition or results of operations of Borrower, Parent or any of the Subsidiaries; and (D) each call report with respect to the Bank;

(iv) promptly after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or governmental department, commission, board or other administrative agency, in connection with Borrower, Parent or any of the Subsidiaries, other than ordinary course of business litigation not involving any Governmental Authority, which, if adversely decided, would not have a Material Adverse Effect;

(v) if requested by Lender at any time when non-performing assets of Bank are more than 2.75% of its loans plus other real estate owned, copies of the then current loan/asset watch list, the classified loan/asset list, the nonperforming loan/asset list and other real estate owned list of Bank;

(vi) promptly upon receipt thereof, one copy of each written report submitted to Parent by its independent auditors, and promptly after the occurrence thereof, notice of any other matter which has resulted in, or which reasonably could be expected to result in, a Material Adverse Effect;

(vii) promptly after the disclosure of the adoption or approval of a plan of conversion is lawfully permitted, a copy of the written conversion plan; and

(viii) promptly after Lender shall request the same, such other information respecting the Borrower, Parent or any Subsidiary, as the Lender may request.

5.2 Confidentiality. Lender shall exercise reasonable efforts to keep all information acquired as a result of any inspection conducted in accordance with subsections 5.1(v) and (vii) and 5.6 hereof, confidential, provided that Lender may communicate such information (i) to any other Person in accordance with the customary practices of commercial banks relating to routine trade inquiries, (ii) to any regulatory authority having jurisdiction over Lender, (iii) to any other Person in connection with Lender’s sale of any participations in the Liabilities or assignment of any of Lender’s rights and obligations under this Agreement or any of the other Financing Agreements, (iv) to any other Person in connection with the exercise of Lender’s rights hereunder or under any of the other Financing Agreements or (v) to any Person if Lender believes in its reasonable discretion that disclosure is necessary or appropriate to comply with any applicable law, rule or regulation or in response to a subpoena, order or other legal process or informal investigative demand, whether issued by a court, judicial or administrative or legislative body or committee or other governmental authority. Notwithstanding the foregoing, information shall not be deemed to be confidential to the extent such information (i) is available in the public domain, (ii) becomes available in the public domain other than as a result of unauthorized disclosure by Lender or (iii) is acquired from a Person not known by Lender to be in breach of an obligation of secrecy to Borrower, Parent or any Subsidiary. Each of Borrower and Parent authorizes Lender, upon notice to Borrower, to discuss the financial condition of

Parent Borrower and any Subsidiary with such Borrower’s independent certified public accountants, and Borrower shall cause and authorize such certified public accountants to discuss such condition with Lender.

5.3 Regulatory Capital. Borrower shall cause each of Parent, Borrower and Bank to maintain such capital as is necessary to cause Parent, Borrower, and Bank to be “well capitalized” in accordance with the regulations of all applicable Governmental Authorities as are now or may hereafter be in effect and applicable to Borrower, Parent or Bank, and any other requirements or conditions that any Governmental Authorities have imposed or may impose on Parent, Borrower or the Bank, provided, that Lender acknowledges that on the date of this Agreement neither Parent nor Borrower are subject to any such regulations or requirements.

5.4 Taxes, Assessments, Etc. Each of Borrower and Parent shall, and shall cause each of the Subsidiaries to, promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower, Parent or any of the Subsidiaries or upon the income, profits, or property of Borrower, Parent or any of the Subsidiaries and all claims for labor, material or supplies which, if unpaid, might by law become a Lien upon the property of Borrower, Parent or any of the Subsidiaries, except for tax liens with respect to real estate taxes not yet due and payable. Neither Borrower nor Parent nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate reserves therefor shall be maintained on the books of Borrower, Parent and the Subsidiaries.

5.5 Insurance. Each of Borrower and Parent shall, and shall cause each of the Subsidiaries to, maintain bonds and insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by owners of similar businesses and properties in the same general area in which Borrower, Parent and the Subsidiaries operate, and such additional bonds and insurance as may reasonably be required by Lender.

5.6 Inspection. Each of Borrower and Parent shall, and shall cause each Subsidiary to, permit Lender through its employees, attorneys, accountants or other agents, to inspect any of the properties and the corporate and financial books and records of Borrower, Parent and each Subsidiary at such times and as often as Lender reasonably may request.

5.7 Information. Each of Borrower and Parent shall, and shall cause each Subsidiary to, provide Lender with such information concerning the business, operations, financial condition and regulatory status of Borrower, Parent and the each Subsidiary as Lender may from time to time reasonably request.

5.8 Maintenance of Existence. Each of Borrower and Parent shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to maintain, preserve and renew their respective existence and rights and franchises, and comply with all related laws applicable to each of Borrower, Parent and each Subsidiary, except where any such failure would not have a Material Adverse Effect.

5.9 Compliance with Laws. Except where any failure to comply could not, individually or in the aggregate, result in a Material Adverse Effect, each of Borrower and Parent shall, and shall cause each Subsidiary to, comply with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties.

5.10 Notice of Defaults. Each of Borrower and Parent shall promptly notify Lender, to the extent permitted by law, of the occurrence of any Default or Event of Default, regardless of the materiality thereof.

5.11 Lender’s Closing Costs and Expenses. Borrower shall reimburse Lender on demand for all reasonable expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the loans and other extensions of credit described herein, including, without limitation, lien search, filing and recording fees and taxes and the reasonable fees and expenses of Lender’s attorneys and paralegals (whether such attorneys and paralegals are employees of Lender or are separately engaged by Lender), whether such expenses and fees are incurred prior to or after the date hereof.

5.12 Tangible Equity Capital. Borrower shall cause the Bank to maintain Tangible Equity Capital at all times in an amount of One Hundred and Five Million Dollars ($105,000,000). “Tangible Equity Capital” shall mean the sum of common stock, surplus and retained earnings, reduced by the amount of any goodwill, in each case as of the last day of the previous quarterly calendar period.

5.13 Primary Capital Ratio. Borrower shall cause the Bank to maintain a ratio of Tangible Equity Capital, plus loan loss reserves, to Total Assets of Bank at all times of no less than six and one-half percent (6.5%). For the purposes of this subsection 5.12, “Total Assets” shall mean consolidated total assets of the Bank, in each case as of the last day of the previous quarterly period.

5.14 Tier 1 Leverage and Risk Based Capital Ratios. Borrower shall cause the Bank to maintain (i) a “Leverage Ratio” (Tier 1 Capital to Average Total Assets) in excess of five percent (5%), (ii) a “Total Risk Based Capital Ratio” (the sum of Tier 1 Capital and Tier 2 Capital to Risk-Weighted Assets) in excess of ten percent (10%), and (iii) a “Tier 1 Capital Ratio” (Tier 1 Capital to Risk-Weighted Assets) in excess of six percent (6%), in each case as of the last day of the previous quarterly calendar period. Parent and Borrower shall cause the Bank to comply (calculated on a quarterly basis as of the end of each calendar quarter) with all risk-based capital guidelines established by the OTS. For purposes of this subsection 5.13, “Tier 1 Capital”, “Tier 2 Capital” and “Risk-Weighted Assets” shall be determined in accordance with the rules and regulations of the appropriate banking regulatory authority, as amended from time to time, and “Average Total Assets” shall refer to the average total assets as set forth in the relevant call report for the applicable quarterly period.

5.15 Non-Performing Assets Ratio. Borrower shall cause the Bank to maintain a ratio of Non-Performing Assets to total loans and real estate owned of less than two and three quarters percent (2.75%) at all times. For purposes of this subsection 5.14, “Non-Performing Assets” shall mean the sum of all real estate owned, non-accrual loans, restructured loans and loans on which any payment is ninety (90) or more days past due, in each case as of the last day of the previous quarterly calendar period. Upon receipt of a written request from Borrower and such information as Lender may require in connection therewith in its sole discretion, Lender shall consider, in its sole discretion, for purposes of calculating the ratio in this subsection 5.15, a credit to the amount of Non-Performing Assets in an amount not greater than the amount of private mortgage insurance coverage available for loans included in such Non-Performing Assets.

5.16 Loan Loss Reserve Ratio. Borrower shall cause the Bank to maintain a ratio of the loan and lease loss reserve to the total Non-Performing Loans of more than eighty percent (80%) at all times. For the purposes of this subsection 5.15 “Non-Performing Loans” shall mean the sum of all non-accrual loans, restructured loans and loans on which any payment is ninety (90) more days past due, in each case as of the last day of the previous quarterly calendar period. Upon receipt of a written request from Borrower and such information as Lender may require in connection therewith in its sole discretion, Lender shall consider, in its sole discretion, for purposes of calculating the ratio in this subsection 5.16, a credit to the amount of Non-Performing Loans in an amount not greater than the amount of private mortgage insurance coverage available for loans included in such Non-Performing Loans.

5.17 Net Income. Borrower shall cause the Bank to maintain annualized Net Income of at least Three Million Dollars ($3,000,000), at the end of each calendar quarter commencing with the quarter ending June 30, 2002. “Net Income” shall mean the consolidated net income of the Bank computed in accordance with GAAP.

5.18 Return on Average Assets. Borrower shall cause Bank to maintain an annualized ratio of the Net Income to the Average Assets at the end of each calendar quarter, commencing with the quarter ending June 30, 2002, of (A) not less than two tenths of one percent (0.20%) for each quarter during the fiscal year ending December 31, 2002; and (B) three and one half tenths of one percent (0.35%) for each quarter during the fiscal year ending on December 31, 2003. For the purposes of this subsection 5.17, “Average Assets” shall mean for any calendar quarter the daily average of total assets for such quarter.

5.19 Compliance Certificate. Parent and Borrower shall prepare and execute a Financial Covenant Compliance Certificate, substantially in the form of Exhibit F hereto, within forty-five (45) days of the end of each quarterly calendar period.

6. NEGATIVE COVENANTS.

Borrower and Parent jointly and severally covenant and agree that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless Lender shall give its prior written consent thereto):

6.1 Indebtedness. Except for indebtedness listed on Schedule 6.1 annexed hereto, and, in the case of the Bank, indebtedness incurred in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations, Borrower and Parent shall not, and shall not permit Bank to, create, assume, incur, have outstanding, or in any manner become liable in respect of any indebtedness for borrowed money in excess of $500,000 in the aggregate. For purposes of this Agreement, the phrase “indebtedness” shall mean and include: (i) all items arising from the borrowing of money, which according to GAAP then in effect, would be included in determining total liabilities as shown on the balance sheet; (ii) all indebtedness secured by any Lien on property owned by Borrower, Parent or any Subsidiary whether or not such indebtedness shall have been assumed; (iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and (iv) all other interest-bearing obligations evidencing indebtedness to others.

6.2 Liens. Borrower and Parent shall not, and shall not permit the Bank to (A) create, assume, incur, suffer or permit to exist any Lien of any kind or character upon or with respect to any of their assets or properties whether owned at the date hereof or hereafter acquired, other than (i) liens on assets of the Bank, created in the ordinary course of the Bank’s business and in accordance with applicable laws and regulations and safe and sound banking practices, (ii) tax liens with respect to real estate taxes not yet due and payable; and (iii) other Liens listed on Schedule 6.2 annexed hereto, or (B) assign or otherwise convey any right to receive income.

6.3 Disposal of Assets. Borrower and Parent shall not, and shall not permit Bank to, dispose of, other than in the ordinary course of business (which shall include sales of loans in the secondary market, release of liens on assets securing loans, the disposition of assets in connection with the closing of branch or corporate office locations or the determination not to proceed with a new branch location, and sales of property received upon foreclosure of loans, all in the ordinary course of business) and in accordance with applicable laws and regulations and safe and sound banking practices (which includes, but is not limited to, the sale of real estate owned), by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

6.4 Mergers or Consolidations. Except for transactions contemplated as part of the Acquisition, Borrower and Parent shall not, and shall not permit any Subsidiary to, purchase the assets of, merge into or consolidate with or into, any other person, entity or corporation without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent, Borrower and any Subsidiary may (i) acquire assets or capital stock of Persons without Lender’s consent to the extent that the total purchase (including assumed liabilities) of all related transactions is less than $500,000 in the aggregate, and (ii) merge or consolidate with each other, provided that in the case of any merger or consolidation involving the Parent or the Borrower, the Parent or the Borrower, as the case may be, is the survivor thereof and provided further, that any such merger or consolidation is not in connection with the purchase of assets of any other Person, which purchase is not otherwise permitted in clause (i) of this subsection 6.4.

6.5 Margin Stock. Borrower and Parent shall not, and shall not permit any Subsidiary to, use any part of the proceeds of the Revolving Loan or the Term Loan: (i) directly or indirectly to purchase or carry any security or reduce or retire any indebtedness originally incurred to purchase any such security within the meaning of Regulation G of the FRB; or (ii) so as to involve Borrower, Parent or Lender in a violation of Regulation T, U or X of the FRB.

6.6 Dividends. Except for dividends in an amount not to exceed $100,000 in any Fiscal Year, Borrower shall not declare or pay any cash dividend or make any other distribution in respect of its common stock without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

6.7 Options. Borrower shall not, and Borrower shall not permit the Bank to, sell, transfer, issue, reissue, exchange or grant any option with respect to the Bank Shares.

6.8 Affiliate Transactions. Parent and Borrower shall not, and shall not permit any of the Subsidiaries to, enter into any transaction, except in accordance with applicable laws and regulations.

6.9 Name; Places of Business; Charter Amendments; Plan of Conversion. Borrower shall not change its name except upon thirty (30) days prior written notice to Lender together with execution and delivery to Lender of such UCC financing statements executed by Borrower which Lender may request prior to the effectiveness of such change. Borrower shall not make any change to the location of its principal place of business, chief executive office or books and records unless prior to the effective date of such change in location, Borrower gives Lender thirty (30) days prior written notice thereof and delivers to Lender such UCC financing statements executed by Borrower which Lender may request to reflect such change in location. Borrower shall deliver such other documents and instruments as Lender may request in connection with such change in name or location within ten (10) days of the effectiveness of such change or Lender’s request therefore. Borrower shall not vote in favor of any amendment to, or change of, the charter of Bank that would result in or be required in connection with a conversion of the Bank to a depository institution charter other than a federal savings institution charter, or that would otherwise affect the Bank’s status as a “qualified thrift lender” as that term is used in Section 10(m) of HOLA, provided, that, neither the adoption of a plan of conversion nor the undertaking of actions to implement the plan of conversion shall constitute a violation of this Section 6.9 so long as (i) Lender has complied with Section 5.1(vii) and (ii) such plan provides for and contemplates the repayment in full in cash of all of the Liabilities and the termination of Lender’s obligation to make further Advances hereunder simultaneously with the consummation of the conversion transaction.

7. DEFAULT, RIGHTS AND REMEDIES OF LENDER.

7.1 Defaults. If any of the following events (“Defaults”) shall occur:

(A) Borrower fails to pay any of its Liabilities when such Liabilities are due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and, with respect to payments of interest and fees, such failure shall continue for three (3) consecutive days;

(B) subject to and not in contravention of subsection 7.1(A), Borrower or Parent (i) fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in any of the subsections of this Agreement (other than those in Section 6, subsections 5.1(ii), 5.6, 5.7 or 5.10 of this Agreement) and such failure shall continue for fifteen (15) consecutive days, or (ii) fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in Section 6, subsections 5.1(ii), 5.6, 5.7 or 5.10 of this Agreement or any of the covenants, conditions or agreements contained in any of the other Financing Agreements;

(C) (i) any warranty or representation (other than those contained in subsections 4.1, 4.3, 4.9, 4.12, 4.13, 4.18, 4.21 or 4.23) now or hereafter made by Borrower or Parent to Lender is untrue or incorrect in any material respect when made, or any schedule or certificate (other than those related to subsections 4.1, 4.3, 4.9, 4.12, 4.13, 4.18, 4.21 or 4.23) is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified, or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect; and such warranty, representation, schedule or certificate shall not be corrected by appropriate remedial action taken by Borrower or Parent, as the case may be, within fifteen (15) calendar days of the date when so made, which remedial action shall make the representation, warranty, schedule or certificate true in its original form, as of the date such action is completed; or (ii) any representation or warranty contained in subsections 4.1, 4.3, 4.9, 4.12, 4.13, 4.18, 4.21 or 4.23, or any schedule or certificate delivered in connection therewith or relating thereto, is untrue or incorrect in any material respect when made, or omits to state a fact necessary to make the statements therein not misleading in any material respect;

(D) a judgment or order requiring payment in excess of $500,000 (after taking into account insurance or bond coverage available as determined by Lender in Lender’s sole discretion) shall be rendered against Parent, Borrower or any Subsidiary and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution;

(E) a notice of lien, levy or assessment in an amount in excess of $500,000 is filed or recorded with respect to all or a substantial part of the assets of Parent, Borrower or any Subsidiary by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a lien upon all or a substantial part of the Collateral, and (i) such lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within thirty (30) days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect, provided that this subsection 7.1(E) shall not apply to any liens, levies or assessments which relate to current taxes not yet due and payable;

(F) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against Borrower, Parent or any Subsidiary and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of thirty (30) days, or (ii) by Borrower, Parent or any Subsidiary or Borrower, Parent or any Subsidiary makes an assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing;

(G) Borrower, Parent or the Bank, or any entity that is not a wholly-owned Subsidiary of Parent, Borrower or Bank voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; provided, that the dissolution of Bancorp into Borrower as contemplated in the Acquisition shall not be a Default;

(H) Borrower, Parent or any Subsidiary becomes insolvent or fails generally to pay its debts as they become due;

(I) Borrower, Parent, or any Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(J) Parent shall, or shall attempt to, terminate or revoke any of its obligations under the Guaranty or a Default (as such term is defined in the Guaranty) shall have occurred, or the Guaranty shall cease to be in full force and effect;

(K) the “Collateral” is attached, seized, subjected to a writ of distress warrant, or is levied upon and becomes subject to any lien or comes within possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(L) the Pledge Agreement shall cease to be in full force and effect or a Default (as such term is defined in the Pledge Agreement) shall have occurred;

(M) if the FRB, the FDIC, the OTS or any other Governmental Authority charged with the regulation of financial holding companies or depository institutions: (i) issues to Borrower or Parent or any Subsidiary, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from Borrower, Parent or any Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Subsidiary or the payments of any debt by Borrower or Parent, or restrictions that make the payment of the dividends by any Subsidiary or the payment of debt by Borrower or Parent subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues to any executive officer or director of Borrower, Parent or any Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties, unless any such orders or penalties would not reasonably be expected to have a Material Adverse Effect;

(N) if Parent, Borrower or the Bank is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831 and the regulations promulgated thereunder, or if a conservator or receiver is appointed for Borrower, Parent or any Subsidiary;

(O) if Borrower, Parent or any Subsidiary continues to be in default in any payment of principal or interest in excess of $200,000 in the aggregate at any one time, taking any and all such defaults together, for any other obligation, or in default in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created the effect of which default in performance is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity; or

(P) a Change in Control shall occur or Parent shall cease to own and control all of the issued and outstanding capital stock of Borrower, or Borrower shall cease to own all of the issued and outstanding capital stock of the Bank and each other Subsidiary, or Parent shall consummate a mutual to stock conversion transaction without the simultaneous repayment in full in cash of all of the Liabilities and the simultaneous termination of Lender’s obligation to make further Advances hereunder (as used herein, the term “Change of Control” shall mean at any time that (a) any individual or entity, either individually or as part of a “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall own, beneficially or of record, ten percent (10%) or more of the issued and outstanding common stock of Parent or ten percent (10%) or more of the voting interests of Parent and for purposes of this definition, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Exchange Act;

then Lender may, upon notice to Borrower, (i) terminate the Revolving Credit Commitment and Lender’s obligation to make, continue and convert advances to Borrower pursuant to this Agreement and/or (ii) declare all of the Liabilities to be immediately due and payable, whereupon all of the Liabilities shall become immediately due and payable, except that in the event a Default described in subsection 7.1(F) hereof shall exist or occur, all of the Liabilities shall automatically, without notice of any kind, be immediately due and payable.

7.2 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower and Parent. Borrower and Parent also waive the benefit of all valuation, appraisal and exemption laws.

8. MISCELLANEOUS.

8.1 Waiver. Lender’s failure, at any time or times hereafter, to require strict performance by Borrower or Parent of any provision of this Agreement or any of the other Financing Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower and Parent contained in this Agreement or any of the other Financing Agreements and no Default under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing signed by an officer of Lender, and directed to Borrower specifying such suspension or waiver. All Defaults shall continue until the same are waived by Lender in accordance with the preceding sentence.

8.2 Costs and Attorneys’ Fees. If at any time or times hereafter Lender employs counsel in connection with any matters contemplated by or arising out of this Agreement or any of the other Financing Agreements, whether (a) to prepare, negotiate or execute (i) any amendment to or modification or extension of this Agreement, any other Financing Agreements or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Financing Agreements, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), (d) to consult with officers of Lender to advise Lender, or (e) to enforce any rights of Lender, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the from time to time rate prescribed in subsection 2.4 hereof for Liabilities constituting Prime Rate Advances, shall be part of the Liabilities, payable on demand.

8.3 Reliance by Lender. All covenants, agreements, representations and warranties made herein by each of Borrower and Parent shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

8.4 Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of Borrower and Parent and the successors and assigns of Lender, as the case may be, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, neither Borrower nor Parent may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Lender. Without in any way limiting Lender’s rights, Lender may sell participations in the Liabilities or sell or assign its rights hereunder and under the other Financing Agreements, in whole or in part, on such terms as Lender may determine, but not to any Person that is not an Affiliate of Lender without Borrower’s prior written consent thereto which consent may not be unreasonably withheld or delayed.

8.5 CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

8.6 CONSENT TO JURISDICTION. LENDER, PARENT AND BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP

ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT LENDER, PARENT AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. BORROWER AND PARENT WAIVE IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

8.7 SERVICE OF PROCESS. EACH OF PARENT AND BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 208 S. LASALLE STREET, CHICAGO, ILLINOIS 60604, PARENT’S AND BORROWER’S AGENT, AS PARENT’S AND BORROWER’S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF ILLINOIS. LENDER AGREES TO PROMPTLY FORWARD BY REGISTERED MAIL (NO RETURN RECEIPT REQUIRED) A COPY OF ANY PROCESS SO SERVED UPON SAID AGENT TO BORROWER AT ITS ADDRESS SET FORTH IN SUBSECTION 8.12 HEREOF. PARENT AND BORROWER HEREBY CONSENT TO SERVICE OF PROCESS AS AFORESAID. EACH OF PARENT AND BORROWER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF THE COURTS REFERRED TO IN SUBSECTION 8.6 HEREOF IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES OF SUCH SERVICE BY REGISTERED MAIL, POSTAGE PREPAID TO IT AT SAID ADDRESS. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW BUT ANY FAILURE TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

8.8 WAIVER OF JURY TRIAL. PARENT, BORROWER AND LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND EITHER OR BOTH OF PARENT AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO OR THERETO. PARENT, BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.9 SEVERABILITY. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE

LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

8.10 Payments Set Aside. To the extent that Borrower or Parent makes a payment or payments to Lender or Lender exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.11 Section Titles. The section and subsection titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

8.12 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) three (3) days after deposit in the United States mails, with proper postage prepaid, (ii) when sent after receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i) If to Lender at:

American National Bank and

Trust Company of Chicago

120 S. LaSalle Street

Chicago, Illinois 60603

Attention: Marc T. Nelson, Vice President

Facsimile: 312/661-9511

Confirmation: 312/661-6812

(ii) If to Borrower or Parent at:

BankFinancial Corporation/ Financial Federal MHC, Inc.

1200 Internationale Parkway, Suite 101

Woodridge, IL 6-517

Attention: James J. Brennan, Executive Vice President, General Counsel

Facsimile: 630/972-3633

Confirmation: 630/972-3636

or to such other address or number as each party designates to the other in the manner herein prescribed.

8.13 Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and the granting of any such relief shall not preclude Lender from pursuing any other relief or remedies for such breach.

8.14 Indemnification. Borrower and Parent jointly and severally agree to defend, protect, indemnify and hold harmless Lender and each of its officers, directors, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of Lender contained herein, the making of the Revolving Loan or the Term Loan, the management of the Revolving Loan or the Term Loan or the use or intended use of the proceeds of the Revolving Loan or the Term Loan (collectively, the “Indemnified Matters”); provided that Borrower and Parent shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, provided, however, that neither Borrower nor Parent shall be liable for any taxes owing by Lender and not otherwise expressly stated to be the obligation of Borrower or Parent in subsections 2.10 or 2.12. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 8.14 may be unenforceable because it is violative of any law or public policy, Borrower and Parent shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Parent’s and Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Financing Agreements and the payment in full of the Liabilities for a period of one year.

8.15 Counterparts. This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BANKFINANCIAL CORPORATION

By:	/s/ F. Morgan Gasior
Title:	Chief Executive Officer

FINANCIAL FEDERAL MHC, INC.

By:	/s/ F. Morgan Gasior
Title:	Chief Executive Officer

Accepted and agreed to in
Chicago, Illinois on this
16th day of November, 2001:

AMERICAN NATIONAL BANK AND
TRUST COMPANY OF CHICAGO

By:	/s/ Marc T. Nelson
Title:	Vice President

FIRST AMENDMENT TO LOAN AGREEMENT

This Amendment (“Amendment”) is entered into as of this 30th day of October, 2002, by and between, BankFinancial Corporation, a federal corporation and a subsidiary savings and loan holding company (“Borrower”), Financial Federal MHC, Inc., a federally chartered mutual holding company and the parent of Borrower (“Parent”), and American National Bank and Trust Company of Chicago, a national banking association (“Lender”).

WHEREAS, the Borrower has executed in favor of Lender that certain Loan Agreement dated as of November 16, 2001, by and among Borrower, Parent, and Lender (the “Loan Agreement”);

WHEREAS, the parties hereto desire to have and agreed to enter into this amendment in order to amend certain terms and conditions of the Loan Agreement; and

NOW, THEREFORE, in consideration of the above recitals the mutual promises and agreements of the parties set forth herein and other good and valuable consideration, the receipt is sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Loan Agreement as follows:

1.	Section 1.1. DEFINITIONS. The following definition of “Termination Date” shall be amended as follows:

“Termination Date” shall mean December 31, 2003, or such earlier date on which the Revolving Credit Commitment shall be terminated or reduced to zero and the Term Loan shall be paid in full in accordance with the terms of this Agreement.

2.	Capitalized terms not defined herein shall have the meaning ascribed in the Loan Agreement.

3.	This Agreement shall be incorporated into and be part of the Loan Agreement and the other Financing Agreements.

4.	All terms and provisions of the Financing Agreements, except as expressly modified herein, shall continue in full force and effect, and Borrower and Parent hereby confirm each and every one of their obligations under the Financing Agreements as amended herein including, without limitation, all obligations of Parent under the Guaranty, all of which are hereby ratified and reaffirmed, and Borrower and Parent acknowledge and agree that Lender does not waive any of its rights or remedies under the Financing Agreements except as amended herein.

5.	This Agreement shall be governed by and construed in accordance with, the internal laws of the State of Illinois and not its law of conflicts.

6.	This Amendment shall inure to the benefit of the Lender’s successors and assigns and shall be binding upon Borrower’s and Parents’ successors and assigns.

IN WITNESS WHEREOF, the parties shall hereto have executed this Amendment as the day and year first written above.

BankFinancial Corporation

By:	/s/ F. Morgan Gasior
Its:	Chief Executive Officer

Financial Federal MHC, Inc.

By:	/s/ F. Morgan Gasior
Its:	Chief Executive Officer

American National Bank and
Trust Company of Chicago

By:	/s/ John L. Spalding
Its:	First Vice President

SECOND AMENDMENT

TO

LOAN AGREEMENT

BY AND AMONG

BANK ONE, NA

(successor in interest to

American National Bank and Trust Company of Chicago),

BANKFINANCIAL CORPORATION

AND

BANKFINANCIAL MHC, INC.

(formerly known as Financial Federal MHC, Inc.)

Second Amendment dated as of November 7, 2003

Original Loan Agreement dated as of November 16, 2001

First Amendment to Loan Agreement dated as of October 30, 2002

EXHIBITS:

EXHIBIT A - Form of Restated Revolving Promissory Note

EXHIBIT B - Form of Restated Term Promissory Note

EXHIBIT C - Form of Legal Opinion

SECOND AMENDMENT TO LOAN AGREEMENT

This SECOND AMENDMENT TO LOAN AGREEMENT (this “Second Amendment”), dated as of November 7, 2003, is entered into by and between BANKFINANCIAL CORPORATION, a federal corporation and a subsidiary savings and loan holding company (the “Borrower”), BANKFINANCIAL CORPORATION MHC, INC. (formerly known as FINANCIAL FEDERAL MHC, INC.), a federally chartered mutual holding company and the parent of Borrower (the “Parent”), and Bank One, NA (successor in interest to American National Bank and Trust Company of Chicago), a national banking association (the “Lender”).

R E C I T A L S :

A. The parties hereto have entered into that certain Loan Agreement, dated as of November 16, 2001, as previously amended, restated, supplemented or modified from time to time (including without limitation by that certain First Amendment to Loan Agreement dated as of October 30, 2002, the “2001 Loan Agreement”).

B. The parties hereto desire to amend and modify the 2001 Loan Agreement in accordance with the terms and subject to the conditions set forth in this Second Amendment. As amended and modified by this Second Amendment, the 2001 Loan Agreement may be referred to as the “Agreement.”

C. The parties desire to amend the terms of the 2001 Loan Agreement to: (i) increase the amount of the Term Loan (such additional amount, the “Increase”); (ii) extend the Termination Date; and (iii) modify or eliminate certain financial covenants. The parties agree to undertake such modifications in accordance with the terms, subject to the conditions, and in reliance upon the recitals, representations, warranties, and covenants set forth herein, in the Agreement, and in the other Financing Agreements, irrespective of whether entered into or delivered on or after November 16, 2001.

D. Capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings respectively ascribed to them in the 2001 Loan Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

A. Amendments to Certain Provisions of Subsection 1.1 of the 2001 Loan Agreement.

(i) The following terms are hereby deleted in their entirety from subsection 1.1 of the 2001 Loan Agreement: “Non-Performing Loans”; “Tangible Equity Capital”; and “Total Assets”.

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(ii) The term “Net Income” is hereby deleted from subsection 1.1 of the 2001 Loan Agreement and replaced in its entirety with the following:

“ “Net Income”, with respect to the Bank, shall have the meaning given to it in subsection 5.18.”

(iii) The following shall be added in its entirety to subsection 1.1, of the 2001 Loan Agreement:

“ “Redemption” shall mean the redemption by BankFinancial Corporation of all its outstanding 8.95% unsecured junior subordinated deferrable interest debentures due May 19, 2028 (aggregate principal amount of $15,463,917.52) in connection with the redemption of the 8.95% Cumulative Trust Preferred Securities (aggregate liquidation amount of $15,000,000) issued by Success Capital Trust.”

(iv) The term “Termination Date” is hereby deleted from subsection 1.1 of the 2001 Loan Agreement and replaced in its entirety with the following:

“ “Termination Date” shall have the meaning given to it in subsection 1.2.”

(v) The term “Tier 1 Capital” is hereby deleted from subsection 1.1 of the 2001 Loan Agreement and replaced in its entirety with the following:

“ “Tier 1 Capital” shall have the meaning set forth at 12 C.F.R. § 565.2(g) (which cross-references 12 C.F.R. § 567.5(a)) of the regulations of the OTS. The resulting amount of Tier 1 Capital of the Bank is reflected in Schedule CCR of the Bank’s Thrift Financial Reports that are filed with the OTS.”

B. Amendment to Subsection 1.2 of the 2001 Loan Agreement. Subsection 1.2 of the 2001 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“ “Termination Date” shall mean December 31, 2004, or such earlier date on which the Revolving Credit Commitment shall be terminated or reduced to zero and the Term Loan shall be paid in full in accordance with the terms of this Agreement.”

C. Amendment to Subsection 2.1(A) of the 2001 Loan Agreement. The third sentence of subsection 2.1 (A) of the 2001 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“The Revolving Loan made by the Lender to the Borrower under this subsection 2.1(A) shall be evidenced, in part, by and shall be repayable in accordance with the terms of a promissory note of even date herewith in the form attached hereto as Exhibit A (the “Revolving Note”, which shall also include any and all other documents delivered in substitution or exchange therefor) with the blanks appropriately filled.”

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D. Amendment to Subsection 2.2 of the 2001 Loan Agreement. The first paragraph of Section 2.2 of the 2001 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“(A) Term Loan. Subject to the provisions of Section 3 below, Lender agrees, immediately following the execution of this Agreement, to extend to Borrower a term loan in the principal amount of $30,000,000 (the “Term Loan”), $15,000,000 of which was funded on November 16, 2001, and $15,000,000 of which shall be funded in an Advance on the date of the Redemption, which Advance (i) the Borrower shall request in accordance with subsection 2.8 and (ii) shall be subject to the conditions set forth in this Agreement. The Term Loan made by the Lender to the Borrower under this subsection 2.2(A) shall be evidenced, in part, by and shall be repayable in accordance with the terms of a promissory note of even date herewith in the form attached hereto as Exhibit B (the “Term Note”, which shall also include any and all other documents delivered in substitution or exchange therefor) with the blanks appropriately filled.”

E. Amendment to Subsection 2.5 of the 2001 Loan Agreement. Subsection 2.5 of the 2001 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“2.5 Use of Proceeds. The proceeds of the Revolving Loan and the Term Loan shall be used for Borrower’s general corporate purposes (including, without limitation, the Redemption).”

F. Amendments to Certain Provisions of Section 5, Section 8 and Exhibit F of the 2001 Loan Agreement.

(i) Subsection 5.12 of the 2001 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“5.12 Tier 1 Capital. Borrower shall cause the Bank to maintain Tier 1 Capital at all times in an amount not less than One Hundred Million Dollars ($100,000,000). “Tier 1 Capital” shall have the meaning given in subsection 5.14.”

(ii) Subsection 5.13 of the 2001 Loan Agreement is hereby deleted in its entirety.

(iii) Subsection 5.16 of the 2001 Loan Agreement is hereby deleted in its entirety.

(iv) Subsection 5.17 of the 2001 Loan Agreement is hereby deleted in its entirety.

(v) Subsection 5.18 of the 2001 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“5.18 Return on Average Assets. Borrower shall cause Bank to maintain a ratio of Net Income to Average Assets (A) for the calendar year ending December 31, 2003, of not less than thirty-five hundredths of one percent (0.35%); and (B) on an annualized

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basis for each calendar quarter during each Fiscal Year ending after December 31, 2003, of not less than one half of one percent (0.50%). For the purposes of this subsection 5.18, “Net Income” shall mean the consolidated net income of the Bank computed in accordance with GAAP, but which shall exclude the effect of charges (not to exceed $20,000,000, in the aggregate, on a pretax basis) associated with FHLB restructuring undertaken by the Bank during 2003, and “Average Assets” shall mean for any yearly or quarterly period the daily average of total assets for such year or quarter, as the case may be.”

(vi) Subsections 8.12(i) and (ii) of the 2001 Loan Agreement are hereby deleted and replaced in its entirety with the following:

“(i)	If to Lender at:

Bank One, NA

120 South LaSalle Street

Chicago, Illinois 60603

Attention: John L. Spalding, First Vice President

Facsimile: (312) 661-9511

Confirmation: (312) 661-6875

(ii)	If to Borrower or Parent at:

BankFinancial Corporation/BankFinancial MHC, Inc.

15 W060 North Frontage Road

Burr Ridge, Illinois 60527

Attention: F. Morgan Gasior, Chairman and Chief Executive Officer

    and James J. Brennan, Executive Vice President, General Counsel

Facsimile: (630) 242-7569

Confirmation: (630) 242-7070”

(vii)	Exhibit F to the 2001 Loan Agreement is hereby amended as follows:

(i) The line “Calculation of Tangible Equity Capital, as required in subsection 5.12 of the Agreement” is hereby deleted and replaced in its entirety with “Calculation of Tier 1 Capital, as required in subsection 5.12 of the Agreement”

(ii) The line “Calculation of Primary Capital Ratio, as required in subsection 5.13 of the Agreement” is hereby deleted.

(iii) The line “Calculation of Loan Loss Reserve Ratio, as required in subsection 5.16 of the Agreement” is hereby deleted.

(iv) The line “Calculation of Net Income, as required in subsection 5.17 of the Agreement” is hereby deleted.

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G. Representations and Warranties. Borrower and Parent each hereby represents and warrants to the Lender as follows:

(i) No Default has occurred and is continuing (or would result from entering into the amendment contemplated hereby).

(ii) The execution, delivery and performance by the Borrower and Parent of this Second Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(iii) This Second Amendment, and the other Financing Agreements (as amended by this Second Amendment) constitute the legal, valid and binding obligations of the Borrower and Parent, as applicable, enforceable against each of the Borrower and Parent, as applicable, in accordance with their respective terms.

(iv) All representations and warranties of the Borrower and Parent in the Financing Agreements are true and correct in all material respects, except to the extent (a) such representations and warranties in Sections 4.2, 4.9 and 4.10 of the 2001 Loan Agreement expressly refer to an earlier date, in which case all references to (1) December 31, 2000 shall be hereby deemed to refer to December 31, 2002 and (2) September 30, 2001 shall be hereby deemed to refer to June 30, 2003, and (b) reflected in the updated disclosure schedules attached to the Secretary’s Certificate delivered pursuant to Section l(iv) of this Second Amendment, which updated disclosure schedules the Lender hereby accept, for all purposes under the Agreement, in substitution for the corresponding disclosure schedules attached to the 2001 Loan Agreement.

(v) The proceeds of the Increase shall be used for the Redemption.

H. Ratification of Guaranty and Pledge. As herein amended, each of the Financing Agreements shall remain in full force and effect and each of the agreements, pledges, guarantees and obligations contained therein (including, without limitation, all of Parent’s obligations under each of the Guaranty and the Pledge), as amended hereby, is hereby ratified and confirmed in all respects.

I. Conditions. Notwithstanding anything to the contrary contained elsewhere in the Agreement, the obligation of the Lender to increase the amount of the Term Loan, extend the Termination Date and amend the financial. covenants as contemplated by this Second Amendment shall be subject to (i) the performance by the Borrower prior to the date on which this Second Amendment is completely executed (the “Amendment Closing Date”) of all of its agreements theretofore to be performed under the Agreement, (ii) the representations and warranties herein being true, correct and complete in all respects, and (iii) to the satisfaction of the following conditions precedent. The obligations to continue to make Advances under the Revolving Loan and Term Loan as contemplated by this Second Amendment are, and shall remain, subject to the conditions precedent in the 2001 Loan Agreement and to the receipt by the

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Lender of all the following in form and substance satisfactory to the Lender and its counsel, and, where appropriate, duly executed and dated the Amendment Closing Date:

(i) the restated Revolving Note, substantially in the form of Exhibit A attached hereto;

(ii) the restated Term Note, substantially in the form of Exhibit B attached hereto;

(iii) copies, certified by the Secretary of Parent, of the (a) resolutions duly adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Second Amendment and the other documents to be delivered pursuant hereto (the “Amendment-Related Documents”) to be executed by the Parent, (b) the Bylaws of the Parent as currently in effect, and (c) the Charter of the Parent as currently in effect;

(iv) copies, certified by the Secretary of the Borrower, of the (a) resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Second Amendment and the Amendment-Related Documents to be executed by the Borrower, (b) the Bylaws of the Borrower as currently in effect, and (c) the Charter of the Borrower as currently in effect;

(v) a Signature Authorization Certificate; and

(vi) a written opinion of counsel for the Parent and Borrower, addressed to the Lender, substantially in the form of Exhibit C attached hereto.

J. Additional Terms.

(i) Acknowledgment of Indebtedness under Agreement. The Parent and the Borrower each acknowledges and confirms that, as of the date hereof, the Borrower is indebted to the Lender, without defense, setoff, right of recoupment, abatement or counterclaim under the Agreement and any other Financing Document, in the aggregate principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) under the Term Loan made under the 2001 Loan Agreement. As of the date hereof, there is no amount outstanding under the Revolving Loan.

(ii) The Agreement. All references in the 2001 Loan Agreement to the term “Agreement” shall be deemed to refer to the Agreement referenced in this Second Amendment.

(iii) The Notes. All references in the 2001 Loan Agreement and the other Financing Agreements to the term “Term Note” or “Revolving Note” shall be deemed to refer to the restated Revolving Note or restated Term Note, as the case may be, referenced in, and executed pursuant to, this Second Amendment.

(iv) Second Amendment and 2001 Loan Agreement to be Read Together. This Second Amendment supplements and is hereby made a part of the 2001 Loan Agreement, and the 2001 Loan Agreement and this Second Amendment shall from and after the date hereof be read together and shall constitute the Agreement. Except as otherwise set forth herein, the 2001 Loan Agreement shall remain in full force and effect.

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(v) Financing Agreements. The term “Financing Agreements,” as used in the Agreement, shall from and after the date hereof include the Amendment-Related Documents.

(vi) Counterparts. This Second Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

(vii) Cross-References to Section 5. The parties acknowledge that certain of the cross-references to subsections of Section 5 appearing in subsection 1 and in Section 5 of the 2001 Loan Agreement are intended, and shall be deemed, to refer to the immediately succeeding subsection (i.e., a cross-reference to subsection 5.13 shall be deemed to refer to subsection 5.14), where appropriate.

(viii) Government Regulation. Neither Borrower nor Parent shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with either Borrower or Parent, or (b) fail to provide documentary or other evidence of Borrower’s or Parent’s identity as may be requested by the Bank at any time to enable the Bank to verify Borrower’s or Parent’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Second Amendment as of the date first written above.

BANKFINANCIAL CORPORATION

By:	/s/ F. Morgan Gasior
Name:	F. Morgan Gasior
Title:	Chairman and CEO

BANKFINANCIAL MHC, INC.

By:	/s/ F. Morgan Gasior
Name:	F. Morgan Gasior
Title:	Chairman and CEO

BANK ONE, NA

By:	/s/ John L. Spalding
Name:	John L. Spalding
Title:	First Vice President

S-1

THIRD AMENDMENT TO LOAN AGREEMENT

This THIRD AMENDMENT TO LOAN AGREEMENT (this “Third Amendment”), dated as of June 11, 2004, is entered into by and between BANKFINANCIAL CORPORATION, a federal corporation and a subsidiary savings and loan holding company (the “Borrower”), BANKFINANCIAL CORPORATION MHC, INC. (formerly known as Financial Federal MHC, Inc.), a federally chartered mutual holding company and the parent of Borrower (the “Parent”), and BANK ONE, NA (successor in interest to American National Bank and Trust Company of Chicago), a national banking association (the “Lender”).

R E C I T A L S :

A. The parties hereto have entered into that certain Loan Agreement, dated as of November 16, 2001, as previously amended, restated, supplemented or modified from time to time, including without limitation by that certain First Amendment to Loan Agreement dated as of October 30, 2002, and that certain Second Amendment to Loan Agreement dated as of November 7, 2003 (collectively, the “2001 Loan Agreement”).

B. The parties hereto desire to amend and modify the 2001 Loan Agreement in accordance with the terms and subject to the conditions set forth in this Third Amendment. As amended and modified by this Third Amendment, the 2001 Loan Agreement may be referred to as the “Agreement.”

C. The parties desire to amend the terms of the 2001 Loan Agreement to modify the definition of “Net Income” as set forth in subsection 5.18 of the 2001 Loan Agreement. The parties agree to undertake this modification in accordance with the terms, subject to the conditions, and in reliance upon the recitals, representations, warranties, and covenants set forth herein, in the Agreement, and in the other Financing Agreements, irrespective of whether entered into or delivered on or after November 16, 2001.

D. Capitalized terms used but not otherwise defined in this Third Amendment shall have the meanings respectively ascribed to them in the 2001 Loan Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

A. Amendment to Subsection 5.18 of the 2001 Loan Agreement.

(i) Subsection 5.18 of the 2001 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“5.18 Return on Average Assets. Borrower shall cause Bank to maintain a ratio of Net Income to Average Assets on an annualized basis for each calendar quarter during each Fiscal Year ending after December 31, 2003, of not less than one half of one percent (0.50%). For the purposes of this subsection 5.18, “Net Income” shall mean the consolidated net income of the Bank computed in accordance with GAAP, but which shall exclude the effect of charges associated with FHLB restructuring that was undertaken by the Bank during 2003, and provided the Bank remains in compliance with

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the minimum Tier 1 Capital amount set forth in subsection 5.12 of the Agreement and the minimum Tier 1 Leverage and Risk-Based Capital Ratios set forth in subsection 5.14 of the Agreement, the effect of charges for any losses realized or recognized, including charges relating to any sale or impairment, in connection with the shares of Federal National Mortgage Corporation and the Federal Home Loan Mortgage Corporation preferred securities that are described more fully on Schedule 5.18 hereto. “Average Assets” shall mean for any yearly or quarterly period the daily average of total assets for such year or quarter, as the case may be.

B. Representations and Warranties. Borrower and Parent each hereby represents and warrants to the Lender as follows:

(i) No Default has occurred and is continuing (or would result from entering into the amendment contemplated hereby).

(ii) The execution, delivery and performance by the Borrower and Parent of this Third Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(iii) This Third Amendment and the other Financing Agreements constitute the legal, valid and binding obligations of the Borrower and Parent, as applicable, enforceable against each of the Borrower and Parent, as applicable, in accordance with their respective terms.

(iv) All representations and warranties of the Borrower and Parent in the Financing Agreements are true and correct in all material respects, except to the extent such representations and warranties in Sections 4.2, 4.9 and 4.10 of the 2001 Loan Agreement expressly refer to an earlier date, in which case all references to (a) December 31, 2000 shall be hereby deemed to refer to December 31, 2003 and (b) September 30, 2001 shall be hereby deemed to refer to March 31, 2004.

C. Ratification of Guaranty and Pledge. As herein amended, each of the Financing Agreements shall remain in full force and effect and each of the agreements, pledges, guarantees and obligations contained therein (including, without limitation, all of Parent’s obligations under each of the Guaranty and the Pledge), as amended hereby, is hereby ratified and confirmed in all respects.

D. Conditions. Notwithstanding anything to the contrary contained elsewhere in the Agreement, the obligation of the Lender to amend the definition of “Net Income” as set forth in subsection 5.18 of the 2001 Loan Agreement, as contemplated by this Third Amendment, shall be subject to (i) the performance by the Borrower prior to the date on which this Third Amendment is completely executed (the “Amendment Closing Date”) of all of its agreements theretofore to be performed under the Agreement, (ii) the representations and warranties herein being true, correct and complete in all respects, and (iii) to the satisfaction of the following conditions precedent. The obligations to continue to make Advances under the Revolving Loan and Term Loan shall remain subject to the conditions precedent in the 2001 Loan Agreement and to the receipt by the Lender of all the following in form and substance satisfactory to the Lender and its counsel, and, where appropriate, duly executed and dated the Amendment Closing Date:

(i) copies, certified by the Secretary of Parent, of the (a) resolutions duly adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Third Amendment and any other documents to be delivered pursuant hereto (the “Amendment-Related Documents”) to be executed by the Parent, (b) the Bylaws of the Parent as currently in effect, and (c) the Charter of the Parent as currently in effect;

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(ii) copies, certified by the Secretary of the Borrower, of the (a) resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Third Amendment and any Amendment-Related Documents to be executed by the Borrower, (b) the Bylaws of the Borrower as currently in effect, and (c) the Charter of the Borrower as currently in effect; and

(iii) a Signature Authorization Certificate.

E. Additional Terms.

(i) Acknowledgment of Indebtedness under Agreement. The Parent and the Borrower each acknowledges and confirms that, as of the date hereof, the Borrower is indebted to the Lender, without defense, setoff, right of recoupment, abatement or counterclaim under the Agreement and any other Financing Document, in the aggregate principal amount of Thirty Million and No/100 Dollars ($30,000,000.00) under the Term Loan made under the 2001 Loan Agreement. As of the date hereof, there is no amount outstanding under the Revolving Loan.

(ii) The Agreement. All references in the 2001 Loan Agreement to the term “Agreement” shall be deemed to refer to the Agreement referenced in this Third Amendment.

(iii) Third Amendment and 2001 Loan Agreement to be Read Together. This Third Amendment supplements and is hereby made a part of the 2001 Loan Agreement, and the 2001 Loan Agreement and this Third Amendment shall from and after the date hereof be read together and shall constitute the Agreement. Except as otherwise set forth herein, the 2001 Loan Agreement shall remain in full force and effect.

(iv) Financing Agreements. The term “Financing Agreements,” as used in the Agreement, shall from and after the date hereof include the Amendment-Related Documents.

(v) Counterparts. This Third Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

(vi) Government Regulation. Neither Borrower nor Parent shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with either Borrower or Parent, or (b) fail to provide documentary or other evidence of Borrower’s or Parent’s identity as may be requested by the Bank at any time to enable the Bank to verify Borrower’s or Parent’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Second Amendment as of the date first written above.

BankFinancial Corporation

By:	/s/ F. Morgan Gasior
Name:	F. Morgan Gasior
Title:	Chairman and Chief Executive Officer

BankFinancial MHC, Inc.

By:	/s/ F. Morgan Gasior
Name:	F. Morgan Gasior
Title:	Chairman and Chief Executive Officer

Bank One, NA

By:	/s/ John L. Spalding
Name:	John L. Spalding
Title:	First Vice President

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Schedule 5.18

ISSUE	PURCHASE DATE	CUSIP	PAR AMT	COUPON	# OF SHARES	GAIN/ (LOSS)	CALL/ RESET	RESET RATE
FHLMC 5.81%	12/1/2000	313400889	$5,000,000	5.810%	100,000	$300,000	30 Days Notice	Fixed
FHLMC 4.50% (FRE **)	3/23/2001	313400764	$25,000,000	1.141%	500,000	$(2,500,000)	3/31/05	12MO LIBOR -20BP
FNMA 6.295% (FNM F)	2/14/2001	313586703	$5,500,000	1.370%	110,000	$(1,265,000)	3/31/06	2YR CMT - 16BP
FNMA 6.023% (FNM G)	8/8/2000	313586802	$20,000,000	1.830%	400,000	$(4,000,000)	9/30/04	2YR CMT - 18BP
FHLMC 4.817% (FRE M)	1/29/2001	313400780	$25,000,000	1.660%	500,000	$(4,375,000)	3/31/05	2YR CMT + 10BP
FHLMC 4.48% (FRE Q)	6/19/2001	313400756	$25,000,000	1.580%	500,000	$(4,500,000)	6/30/05	2YR CMT + 20BP

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